Exhibit 99.1
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                         Cautionary Statement
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UAL Corporation ("UAL") and its representatives from time to time participate in speeches and calls with market analysts, conferences with investors and potential investors of UAL and United Air Lines, Inc. securities, and other meetings and conferences. Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results.

It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, traffic, load factors, yields, revenues, unit revenues, expenses, costs, unit costs, fully distributed unit costs, capital spending, cash flows, pre-tax margins, earnings, fully distributed earnings, earnings per share, fully distributed earnings per share and price to earnings ratios include, without limitation, the airline pricing environment; industry capacity decisions; ticketing actions by travel agents; the success of the Company's cost control efforts; the cost of crude oil and jet fuel; the success of fuel hedging strategies; the results of union contract negotiations and their impact on labor costs; the growth of e-commerce and off-tariff distribution channels; the implementation of customer service improvement strategies; actions of the U.S., foreign and local governments; foreign currency exchange rate fluctuations; the Pacific economic environment and travel patterns; the stability of the U.S. economy; UAL common stock price fluctuations; inflation; the economic environment of the airline industry and the economic environment in general.